Exhibit 99.1

FOR RELEASE: Wednesday, March 10, 2021 at 5:30 PM (Eastern)

HOME FEDERAL BANCORP, INC.OF LOUISIANA
DECLARES TWO-FOR-ONE STOCK SPLIT IN THE FORM OF A STOCK DIVIDEND

Shreveport, La., March 10, 2021 – Home Federal Bancorp, Inc. of Louisiana (Nasdaq: HFBL) (the "Company"), the holding company for Home Federal Bank (the "Bank"), announced today that its Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend, payable March 31, 2021, to stockholders of record as of March 22, 2021.  Under the terms of the stock split, the Company’s stockholders will receive a dividend of one share for every share held on the record date.  The dividend will be paid in authorized but unissued shares of common stock of the Company.

The par value of the Company's stock will not be affected by the split and will remain at $0.01 per share.  The Company anticipates that the outstanding shares of stock after the split will be increased from approximately 1.7 million shares to 3.4 million shares. The Company’s most recent quarterly cash dividend was $0.165 per share payable on February 15, 2021.  The Board of Directors anticipates maintaining a similar level of total cash dividends to shareholders post-split; thus, the quarterly cash dividend will be adjusted to be $0.0825 per share.

James R. Barlow, Chairman of the Board, President and Chief Executive Officer stated, “I am pleased to announce that the Board of Directors has determined that this stock split in the form of a stock dividend is in the best interest of our shareholders, as we anticipate the reduced trading price per share and the doubling of the shares outstanding will promote new investor interest and improve liquidity in the market.  As always, our business strategy includes long term profitability and payment of dividends reflecting our strong commitment to enhancing shareholder value.”

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its seven full-service banking offices and home office in northwest Louisiana.  Additional information is available at www.hfbla.com.
Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Contact:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, President and Chief Executive Officer (318) 222-1145